Exhibit (a)(5)(I)

Rosemary M. Rivas (State Bar No. 209147)

Email: rrivas@zlk.com

LEVI & KORSINSKY LLP

44 Montgomery Street, Suite 650

San Francisco, California 94104

Telephone: (415) 291-2420

Facsimile: (415) 484-1294

Attorneys for Individual and Representative

Plaintiff Dennis Huston

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF CALIFORNIA

DENNIS HUSTON, on behalf of himself and all others similarly situated,

Plaintiff,

vs.

NIMBLE STORAGE, INC., FRANK CALDERONI, JAMES J. GOETZ, WILLIAM JENKINS, JR., JERRY M. KENNELLY, WILLIAM J. SCHROEDER, BOB KELLY, VARUN MEHTA, and SURESH VASUDEVAN,

Defendants.

Case No. 3:17-cv-1533 CLASS ACTION COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS JURY TRIAL DEMANDED

Plaintiff Dennis Huston (“Plaintiff”), by his undersigned attorneys, alleges the following on information and belief, except as to the allegations specifically pertaining to Plaintiff, which are based on personal knowledge.

NATURE AND SUMMARY OF THE ACTION

1. Plaintiff brings this action as a public stockholder of Nimble Storage, Inc.

(“Nimble Storage” or the “Company”), on behalf of himself and the class of public stockholders of Nimble Storage, against the members of Nimble Storage’s Board of Directors (the “Board” or

CLASS ACTION COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS

the “Individual Defendants”) and Nimble Storage for their violations of Section 14(d)(4), and Rule 14D-9 promulgated thereunder by the U.S. Securities and Exchange Commission (the “SEC”), and Sections 14(e) and 20(a). Specifically, Defendants solicit the tendering of stockholder shares to approve the sale of the Company to Hewlett Packard Enterprise Company (“Parent”) and Nebraska Merger Sub, Inc. (“Merger Sub,” and together with Parent, “HP”) (the “Proposed Transaction”) through a recommendation statement that omits material facts necessary to make the statements therein not false or misleading. Stockholders need this material information to decide whether to tender their shares or pursue their appraisal rights.

2. On March 6, 2017, the Company announced that it had entered into a definitive agreement (the “Merger Agreement”) by which Parent, through its wholly owned subsidiary, Merger Sub, would acquire Nimble Storage through a tender offer to acquire all of the outstanding shares of Nimble Storage for $12.50 per share in cash (the “Tender Offer”). The Proposed Transaction is valued at slightly more than $1 billion.

3. On March 17, 2017, HP commenced the Tender Offer, which is set to expire at 12:00 midnight on April 13, 2017 (the “Expiration Date”).

4. In connection with the commencement of the Tender Offer, the Company filed a Recommendation Statement on Schedule 14D-9 (the “Recommendation Statement”) with the SEC. The Recommendation Statement is materially deficient and misleading because, inter alia, it fails to disclose material information about the process leading to the Merger Agreement. Without all material information Nimble Storage stockholders cannot make an informed decision to exchange their shares in the Tender Offer. The failure to adequately disclose such material information constitutes a violation of §§ 14(d)(4), 14(e) and 20(a) of the Exchange Act.

5. For these reasons and as set forth in detail herein, the Individual Defendants have violated federal securities laws. Accordingly, Plaintiff seeks to enjoin the Proposed Transaction or, in the event the Proposed Transaction is consummated, recover damages resulting from the Individual Defendants’ violations of these laws. Judicial intervention is warranted here to rectify existing and future irreparable harm to the Company’s stockholders.

CLASS ACTION COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS

JURISDICTION AND VENUE

6. The claims asserted herein arise under §§ 14(a) and 20(a) of the Exchange Act, 15 U.S.C. § 78aa. The Court has subject matter jurisdiction pursuant to § 27 of the Exchange Act, 15 U.S.C. §78aa, and 28 U.S.C. § 1331 (federal question jurisdiction). This Court has jurisdiction over the state law claims pursuant to 28 U.S.C. § 1367.

7. The Court has personal jurisdiction over all of the defendants because each is either a corporation that conducts business in and maintains operations in this District, or is an individual who is either present in this District for jurisdictional purposes or has sufficient minimum contacts with this District so as to render the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

8. Venue is proper in this District under § 27 of the Exchange Act, 15 U.S.C. §78aa, as well as pursuant to 28 U.S.C. § 1391, because: (i) the conduct at issue took place and had an effect in this District; (ii) Nimble Storage maintains its principal place of business in this District and each of the Individual Defendants, and Company officers or directors, either resides in this District or has extensive contacts within this District; (iii) a substantial portion of the transactions and wrongs complained of herein, occurred in this District; (iv) most of the relevant documents pertaining to Plaintiff’s claims are stored (electronically and otherwise), and evidence exists, in this District; and (v) defendants have received substantial compensation in this District by doing business here and engaging in numerous activities that had an effect in this District.

THE PARTIES

9. Plaintiff is, and has been at all times relevant hereto, a stockholder of Nimble Storage.

10. Defendant Nimble Storage is a Delaware corporation with its headquarters located at 211 River Oaks Parkway, San Jose, California, 95134. Nimble Storage common stock trades on the New York Stock Exchange under the ticker symbol “NMBL.”

11. Defendant Frank Calderoni (“Calderoni”) has served as a director of the Company since June 2012.

CLASS ACTION COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS

12. Defendant James J. Goetz (“Goetz”) has served as a director of the Company since December 2007.

13. Defendant William Jenkins Jr. (“Jenkins”) has served as a dir3ctof of the Company since March 2015.

14. Defendant Jerry M. Kennelly (“Kennelly”) has served as a director of the Company since March 2013. Defendant Kennelly is the Company’s lead independent director.

15. Defendant Bob Kelly (“Kelly”) has served as a director of the Company since 2016.

16. Defendant Varun Mehta (“Mehta” founded the Company in 2008 and has served as a director since November 2007.

17. Defendant William J. Schroeder (“Schroeder”) has served as a director of the Company since April 2013.

18. Defendant Suresh Vasudevan (“Vasudevan”) has served as a director of the Company since 2009 and as Chief Executive Officer since 2011.

19. Defendants Calderoni, Goetz, Jenkins, Kennelly, Kelly, Mehta, Schroeder, and Vasudevan are collectively referred to herein as the “Individual Defendants,” and the Individual Defendants are sometimes collectively referred to herein as the “Board.”

20. Defendants Nimble Storage and the Individual Defendants are collectively referred to as the “Defendants.”

CLASS ACTION ALLEGATIONS

21. Plaintiff brings his claims against the Individual Defendants as a class action pursuant to Rule 23 of the Federal Rules of Civil Procedure on behalf of all persons and entities that own Nimble Storage common stock (the “Class”). Excluded from the Class are defendants and their affiliates, immediate families, legal representatives, heirs, successors or assigns and any entity in which defendants have or had a controlling interest.

22. Plaintiff’s claim is properly maintainable as a class action under Rule 23 of the Federal Rules of Civil Procedure.

CLASS ACTION COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS

23. The Class is so numerous that joinder of all members is impracticable. While the exact number of Class members is unknown to Plaintiff at this time and can only be ascertained through discovery, Plaintiff believes that there are thousands of members in the Class. As of March 2, 2017, there were 88,900,521 shares of Company common stock issued and outstanding. All members of the Class may be identified from records maintained by Nimble Storage or its transfer agent and may be notified of the pendency of this action by mail, using forms of notice similar to that customarily used in securities class actions.

24. Questions of law and fact are common to the Class and predominate over questions affecting any individual Class member, including, among inter alia:

(a) Have the Defendants solicited the tendering of shares with a materially false, misleading and/or incomplete recommendation statement; and

(b) Is the Class entitled to injunctive relief or damages as a result of Defendants’ wrongful conduct.

25. Plaintiff will fairly and adequately protect the interests of the Class, and has no interests contrary to or in conflict with those of the Class that Plaintiff seeks to represent. Plaintiff has retained competent counsel experienced in litigation of this nature.

26. A class action is superior to all other available methods for the fair and efficient adjudication of this controversy. Plaintiff knows of no difficulty to be encountered in the management of this action that would preclude its maintenance as a class action.

27. Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

SUBSTANTIVE ALLEGATIONS

Background of the Company

28. Nimble Storage is a global leader in predictive flash storage solutions. It combines predictive analytics and flash memory storage to simplify operations on-site and in the cloud. Nimble Storage has more than 9,450 customers across 50 countries. Nimble Storage was founded in 2007 and is based in San Jose, California

CLASS ACTION COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS

29. In a press release dated March 7, 2017, HP announced that it had entered into the Merger Agreement with the Company, pursuant to which the Company will be acquired by HP in a tender offer in which Nimble Storage stockholders will receive $12.50 in cash for each share of Nimble Storage common stock. This represents a total equity value slightly above $1 billion.

30. In relevant part, the press release reads:

PALO ALTO, Calif., March 7, 2017 – Hewlett Packard Enterprise (NYSE:HPE) today announced it has entered into a definitive agreement to acquire Nimble Storage, the San Jose, Calif.-based provider of predictive all-flash and hybrid-flash storage solutions. HPE will pay $12.50 per share in cash, representing a net cash purchase price at closing of $1.0 billion. In addition to the purchase price, HPE will assume or pay out Nimble’s unvested equity awards, with a value of approximately $200 million at closing.

Flash storage is a fast-growing market and an increasingly important element of today’s hybrid IT environment. The overall flash market was estimated to be approximately $15 billion in 2016 and is expected to be nearly $20 billion by 2020, with the all-flash segment growing at a nearly 17 percent compound annual growth rate.

Nimble’s predictive flash offerings for the entry to midrange segments are complementary to HPE’s scalable midrange to high-end 3PAR solutions and affordable MSA products. This deal will enable HPE to deliver a full range of superior flash storage solutions for customers across every segment.

In addition, HPE plans to incorporate Nimble’s InfoSight Predictive Analytics platform across its storage portfolio, which will enable a stronger, simplified support experience for HPE customers. For example, InfoSight automatically detects 90 percent of all issues within a customer’s infrastructure, and resolves over 85 percent of them. This dramatically reduces the amount of time and effort a customer’s IT team spends on support activities.

“Nimble Storage’s portfolio complements and strengthens our current 3PAR products in the high-growth flash storage market and will help us deliver on our vision of making Hybrid IT simple for our customers,” said Meg Whitman, President and CEO, Hewlett Packard Enterprise. “And, this acquisition is exactly aligned with the strategy and capital allocation approach we’ve laid out. We remain focused on high-growth and higher-margin segments of the market.”

* * *

“Customers deploying hybrid IT not only need the performance of flash storage but are looking for predictive intelligence to optimize their infrastructure,” said

CLASS ACTION COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS

Antonio Neri, Executive Vice President and General Manager of the Enterprise Group, Hewlett Packard Enterprise. “With Nimble Storage and 3PAR, we can now deliver on those storage needs and provide more effective on-premises control and performance, at public cloud economics.”

By bringing together complementary product portfolios and leveraging HPE’s expansive go-to-market capability, partner ecosystem, and leading server platform, HPE and Nimble will be able to significantly accelerate the financial performance of the combined business.

* * *

“Over 10,000 enterprises are using Nimble Storage because our Predictive Cloud Platform is reliably fast, radically simple, and cloud ready,” said Suresh Vasudevan, CEO at Nimble Storage. “This acquisition validates our technology leadership in flash and in the use of cloud-based predictive analytics. We’re confident that by combining Nimble Storage’s technology leadership with HPE’s global distribution strength, strong brand, and enterprise relationships, we’re creating expansion opportunities for the combined company.”

* * *

The deal is expected to be accretive to HPE earnings in the first full fiscal year following the close.

Under the terms of the agreement, a subsidiary of HPE will commence a tender offer to purchase any and all of the outstanding shares of Nimble common stock for $12.50 per share in cash. Nimble stockholders representing approximately 21 percent of Nimble’s outstanding shares have entered into a Tender and Support Agreement committing them to tender their shares into the tender offer. The completion of the tender offer is subject to customary terms and closing conditions, including Nimble stockholders tendering a majority of Nimble’s outstanding shares in the offer, and receipt of specified regulatory approvals.

Following the successful completion of the tender offer, the agreement provides that Nimble will merge with a subsidiary of HPE and become a wholly owned subsidiary of HPE, and all remaining outstanding shares of Nimble will receive in the merger the same consideration paid to other stockholders in the tender offer.

Following the completion of the transaction, Nimble shares will be delisted from the New York Stock Exchange.

The tender offer and merger and closing of the transaction are expected to be completed in April, subject to the satisfaction or waiver of the offer conditions set forth in the agreement.

CLASS ACTION COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS

The Process Preceding the Execution of the Proposed Transaction

31. The Company began considering a sale to HP in the autumn of 2016. Following contact from another company, Party A, in October 2016 regarding a potential strategic transaction, rumors began circulating regarding HP’s interest in acquiring a company like Nimble Storage.

32. On November 9, 2016, the Chief Financial Officer of the Company, Anup Singh, spoke to Goldman, Sachs, & Co. (“Goldman”) to determine whether HP might have an interest in a strategic transaction with the Company. Goldman had acted as the lead underwriter in the Company’s IPO and continued to provide financial advice. Around the same time, Defendant Vasudevan also requested that one of his contacts at HP put him in touch with Mr. Vishal Bhagwati, the senior vice president of corporate development at HP.

33. Following this outreach, the parties held a meeting on November 14, 2016 to discuss a potential merger. The same day, Goldman discussed other potential strategic partners with Mr. Singh and Defendant Vasudevan.

34. During a meeting on November 17, 2016, Defendant Vasudevan made the Board aware of potential acquisition by Party A or HP. The Board created a subcommittee to steer negotiations of a potential acquisition, but did not provide them with any authority to act in a binding manner without the Board’s consent.

35. Later that day, HP and the Company entered into a non-disclosure agreement. On December 9, 2016, the Company entered into a non-disclosure agreement with Party A.

36. After due diligence conducted by both HP and Party A, in late December Party A withdrew from discussions because it “was undergoing a significant change in management.”

37. On January 31, 2017, HP delivered a non-binding proposal at a purchase price of $10.50 per share. Defendant Vasudevan informed Mr. Bhagwati that the price was inadequate in his view and that he believed the Board would be interested in an offer between $14.00 and $15.00 per share. Defendant Vasudevan then discussed the proposal with the strategic transaction subcommittee.

CLASS ACTION COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS

38. The next day, Mr. Bhagwati informed Defendant Vasudevan that his Board would be willing to increase the offer to $11.75 per share. The same day, at the behest of Defendant Vasudevan, Goldman reached out to a Party B to gauge its interest in a strategic transaction.

39. The Board held a special meeting on February 2, 2017 to discuss progress in negotiations. After review of negotiations, the Board authorized Defendant Vasudevan to respond that the current price offered by HP was inadequate, and to negotiate for a higher purchase price. The Board then authorized the Company to engage Goldman as its financial advisor relating to a potential acquisition.

40. After HP revised its indication of interest to $12.00 per share on February 3, 2017, Defendant Vasudevan responded that the price would need to be closer to $14.00 per share. Later that day, HP communicated a best and final offer of $12.50 per share.

41. The Board held a meeting the next day to consider ongoing negotiations. Goldman and Company management reviewed outreach efforts to six other parties, none of whom were interested or able to enter into a strategic transaction at a price competitive with HP’s existing offer. The Board then determined it would be in the best interest of the Company to continue negotiations on an exclusive basis with HP.

42. Negotiations of the merger agreement and other documents, including support agreements for certain executives and Sequoia Capital, a large shareholder, continued over the next month.

43. During a meeting on March 6, 2017, the Board reviewed the potential merger. Goldman presented its financial analysis underlying its fairness opinion, and presented its oral fairness opinion. The Board then unanimously agreed to approve the Merger Agreement.

44. Later that day, the Company and HP executed the Merger Agreement.

45. Before the opening of trading on March 7, 2017, HP and Nimble Storage executed the Merger Agreement and issued a press release announcing the Proposed Transaction.

CLASS ACTION COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS

The Recommendation Statement Materially Misleads Stockholders By Omission

46. Defendants filed the Recommendation Statement with the SEC in connection with the Proposed Transaction. As alleged below and elsewhere herein, the Recommendation Statement omits material information that must be disclosed to Nimble Storage’s stockholders to avoid materially misleading stockholders and enabling them to render an informed decision with respect to the Proposed Transaction.

47. The Recommendation Statement omits material information with respect to the process and events leading up to the Proposed Transaction. This omitted information renders the Recommendation Statement materially misleading. If disclosed, the omitted information would significantly alter the total mix of information available to Nimble Storage’s stockholders.

48. The Recommendation Statement omits material information regarding potential conflicts of interest of the Company’s officers and directors, as well as Goldman.

49. Specifically, the Recommendation Statement fails to disclose the timing and nature of all communications, if any, regarding future employment of Nimble Storage’s officers and directors, including who participated in all such communications.

50. Communications regarding post-transaction employment during the negotiation of the underlying transaction must be disclosed to stockholders, particularly where members of management have entered into support agreements locking up their shares in the Proposed Transaction. This information is necessary for stockholders to understand potential conflicts of interest of management and the Board, as that information provides illumination concerning motivations that would prevent fiduciaries from acting solely in the best interests of the Company’s stockholders. The omission of this material information renders the Recommendation Statement false and misleading, including, inter alia, the “Background of the Merger Agreement” section of the Recommendation Statement.

51. Additionally, the Recommendation Statement states that “Goldman Sachs has provided certain financial advisory and/or underwriting services to the Nimble Storage and/or its affiliates from time to time,” but it fails to disclose the nature, timing, and compensation earned by Goldman for those past services.

52. Full disclosure of investment banker compensation and all potential conflicts is required due to the central role played by investment banks in the evaluation, exploration, selection, and implementation of strategic alternatives.

CLASS ACTION COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS

53. These omissions of material fact represent selective disclosures made by Defendants in the Recommendation Statement that significantly alter the total mix of information that Defendants used to market the Proposed Transaction. Defendants have misled investors into believing the Proposed Transaction is fair while refusing to disclose the full picture provided to the Board by its financial advisor.

54. Accordingly, Plaintiff seeks injunctive and other equitable relief to prevent the irreparable injury that Company stockholders will continue to suffer absent judicial intervention.

CLAIMS FOR RELIEF

COUNT I

Individual Claims Against All Defendants for Violations of § 14(e) of the

Securities Exchange Act of 1934

55. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

56. Section 14(e) of the Exchange Act provides that it is unlawful “for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading…” 15 U.S.C. § 78n(e).

57. As discussed above, Nimble Storage filed and delivered the Recommendation Statement to its stockholders, which defendants knew or recklessly disregarded contained material omissions and misstatements as set forth above.

58. Defendants violated § 14(e) of the Exchange Act by issuing the Recommendation Statement in which they made untrue statements of material facts or failed to state all material facts necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading, or engaged in deceptive or manipulative acts or practices, in connection with the tender offer commenced in conjunction with the Proposed Transaction. Defendants knew or recklessly disregarded that the Recommendation Statement failed to disclose material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

CLASS ACTION COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS

59. The Recommendation Statement was prepared, reviewed and/or disseminated by defendants. It misrepresented and/or omitted material facts, including material information about the consideration offered to stockholders via the tender offer, the intrinsic value of the Company, and potential conflicts of interest faced by certain Individual Defendants.

60. In so doing, defendants made untrue statements of material facts and omitted material facts necessary to make the statements that were made not misleading in violation of § 14(e) of the Exchange Act. By virtue of their positions within the Company and/or roles in the process and in the preparation of the Recommendation Statement, defendants were aware of this information and their obligation to disclose this information in the Recommendation Statement.

61. The omissions and incomplete and misleading statements in the Recommendation Statement are material in that a reasonable stockholder would consider them important in deciding whether to tender their shares or seek appraisal. In addition, a reasonable investor would view the information identified above which has been omitted from the Recommendation Statement as altering the “total mix” of information made available to stockholders.

62. Defendants knowingly or with deliberate recklessness omitted the material information identified above from the Recommendation Statement, causing certain statements therein to be materially incomplete and therefore misleading. Indeed, while defendants undoubtedly had access to and/or reviewed the omitted material information in connection with approving the Proposed Transaction, they allowed it to be omitted from the Recommendation Statement, rendering certain portions of the Recommendation Statement materially incomplete and therefore misleading.

63. The misrepresentations and omissions in the Recommendation Statement are material to Plaintiff, and Plaintiff will be deprived of their entitlement to make a fully informed decision if such misrepresentations and omissions are not corrected prior to the expiration of the tender offer.

CLASS ACTION COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS

COUNT II

Claims Against All Defendants for Violations of § 14(d)(4) of the

Securities Exchange Act of 1934 and SEC Rule 14d-9 (17 C.F.R. § 240.14d-9)

64. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

65. Defendants have caused the Recommendation Statement to be issued with the intention of soliciting stockholder support of the Proposed Transaction.

66. Section 14(d)(4) of the Exchange Act and SEC Rule 14d-9 promulgated thereunder require full and complete disclosure in connection with tender offers.

67. The Recommendation Statement violates § 14(d)(4) and Rule 14d-9 because it omits material facts, including those set forth above, which omissions render the Recommendation Statement false and/or misleading.

68. Defendants knowingly or with deliberate recklessness omitted the material information identified above from the Recommendation Statement, causing certain statements therein to be materially incomplete and therefore misleading. Indeed, while defendants undoubtedly had access to and/or reviewed the omitted material information in connection with approving the Proposed Transaction, they allowed it to be omitted from the Recommendation Statement, rendering certain portions of the Recommendation Statement materially incomplete and therefore misleading.

69. The misrepresentations and omissions in the Recommendation Statement are material to Plaintiff, and Plaintiff will be deprived of their entitlement to make a fully informed decision if such misrepresentations and omissions are not corrected prior to the expiration of the tender offer.

70. The misrepresentations and omissions in the Recommendation Statement are material to Plaintiff, and Plaintiff will be deprived of their entitlement to make a fully informed decision if such misrepresentations and omissions are not corrected prior to the expiration of the tender offer.

CLASS ACTION COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS

COUNT II

Claims Against the Individual Defendants for Violations of § 20(a)

71. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

72. The Individual Defendants acted as controlling persons of Nimble Storage within the meaning of Section 20(a) of the 1934 Act as alleged herein. By virtue of their positions as officers and/or directors of Nimble Storage and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Recommendation Statement, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that plaintiff contends are false and misleading.

73. Each of the Individual Defendants was provided with or had unlimited access to copies of the Recommendation Statement alleged by Plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause them to be corrected.

74. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control and influence the particular transactions giving rise to the violations as alleged herein, and exercised the same. The Recommendation Statement contains the unanimous recommendation of the Individual Defendants to approve the Proposed Transaction. They were thus directly in the making of the Recommendation Statement.

75. By virtue of the foregoing, the Individual Defendants violated Section 20(a) of the 1934 Act.

76. As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Sections 14(d)(4) and 14(e) of the 1934 Act and Rule 14d-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the 1934 Act. As a direct and proximate result of defendants’ conduct, Plaintiff is threatened with irreparable harm.

CLASS ACTION COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS

PRAYER FOR RELIEF

WHEREFORE, Plaintiff demands judgment against defendants jointly and severally, as follows:

(A) declaring this action to be a class action and certifying Plaintiff as the Class representatives and his counsel as Class counsel;

(B) declaring that the Recommendation Statement is materially false or misleading;

(C) enjoining, preliminarily and permanently, the Proposed Transaction;

(D) in the event that the transaction is consummated before the entry of this Court’s final judgment, rescinding it or awarding Plaintiff and the Class rescissory damages;

(E) directing that Defendants account to Plaintiff and the other members of the Class for all damages caused by them and account for all profits and any special benefits obtained as a result of their breaches of their fiduciary duties.

(F) awarding Plaintiff the costs of this action, including a reasonable allowance for the fees and expenses of Plaintiff’s attorneys and experts; and

(G) granting Plaintiff and the other members of the Class such further relief as the Court deems just and proper.

JURY DEMAND

Plaintiff demands a trial by jury.

DATED: March 22, 2017		LEVI & KORSINSKY LLP

	By:	/s/ Rosemary M. Rivas
Rosemary M. Rivas

Rosemary M. Rivas
44 Montgomery Street, Suite 650
San Francisco, California 94104
Telephone: (415) 291-2420
Facsimile: (415) 484-1294

CLASS ACTION COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS

Counsel for Individual and Representative

Plaintiff Dennis Huston

Donald J. Enright (to be admitted pro hac vice)

LEVI & KORSINSKY LLP

1101 30th Street NW, Suite 115

Washington, DC 20007

Tel: (202) 524-4290

Fax: (202) 337-1567

Email: denright@zlk.com

Counsel for Plaintiff Dennis Huston and

the Proposed Class

CLASS ACTION COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS